Exhibit 99.3

US SALT PARENT HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS
As of and for the years ended December 31, 2025 and 2024

US SALT PARENT HOLDINGS, LLC AND SUBSIDIARIES

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Members of US Salt Parent Holdings, LLC and Subsidiaries

Opinion

We have audited the consolidated financial statements of US Salt Parent Holdings, LLC and Subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2025 and 2024, and the related consolidated income statements, changes in members’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•
Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Deloitte & Touche LLP

March 3, 2026

US SALT PARENT HOLDINGS, LLC AND SUBSIDIARIES

Consolidated Balance Sheets
December 31, 2025 and 2024

	2025	2024

ASSETS

Current Assets
Cash and cash equivalents	$10,805,730	$7,362,031
Accounts receivable, net	12,135,457	13,514,707
Inventories	10,862,930	8,867,043
Prepaid expenses	1,012,968	1,068,828
Total Current Assets	34,817,085	30,812,609
Non-current Assets
Plant, property and equipment, net	321,418,299	328,060,441
Goodwill	28,120,191	28,120,191
Intangibles, net	16,775,536	18,443,349
Operating lease right-of-use assets	1,147,174	1,608,264
Finance lease right-of-use assets	375,810	405,863
Other inventories	5,146,078	4,783,497
Total Non-current Assets	372,983,088	381,421,605
Total Assets	$407,800,173	$412,234,214

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Accounts payable	$8,398,818	$9,129,593
Accrued liabilities	6,385,908	5,153,817
Current maturities of long- term debt	2,320,000	2,320,000
Current portion of operating lease liability	688,711	709,098
Current portion of finance lease liability	100,699	76,982
Total Current liabilities	17,894,136	17,389,490
Non-current Liabilities
Long- term debt, net of current maturities	203,161,485	215,776,672
Long- term portion of operating lease liability	467,069	897,997
Long- term portion of finance lease liability	302,668	343,350
Asset retirement obligations	806,799	751,834
Total Liabilities	222,632,157	235,159,343

Members’ Equity

Members’ units, Class A 190,939 and 190,964 units issued and outstanding as of December 31, 2025 and 2024, respectively	181,029,080	184,492,108
Members’ units, Class B 3,362 and 2,164 units issued and outstanding as of December 31, 2025 and 2024, respectively	1,491,880	1,212,683
Subscription note receivable	(68,451)	(165,000)
Retained earnings (accumulated deficit)	949,834	(10,153,392)
Noncontrolling parent interest	1,765,673	1,688,472
Total Members’ Equity	185,168,016	177,074,871
Total Liabilities and Members’ Equity	$407,800,173	$412,234,214

See Notes to Consolidated Financial Statements

US SALT PARENT HOLDINGS, LLC AND SUBSIDIARIES

Consolidated Income Statements
December 31, 2025 and 2024

	2025	2024
Revenue	$132,079,041	$123,088,183
Cost of Revenue	83,127,061	79,912,121

Gross Profit	48,951,980	43,176,062
Selling, general and administrative expenses	16,452,416	13,348,529
Loss on disposal of property, plant and equipment	39,118	255,678
Operating Income	32,460,446	29,571,855
Other Income (Expenses)
Interest expense	(21,292,861)	(24,413,242)
Foreign currency income (loss)	47,795	(132,087)

Net Income	11,215,380	5,026,526
Net income attributable to noncontrolling parent interest	112,154	50,265
Net income attributable to Parent Holdings Class A unitholders	$11,103,226	$4,976,261
Basic and diluted weighted average Class A units outstanding	190,942	189,924
Earnings per unit attributable to Class A unit, basic and diluted	$58.15	$26.20

See Notes to Consolidated Financial Statements

US SALT PARENT HOLDINGS, LLC AND SUBSIDIARIES

Consolidated Statements of Changes in Members’ Equity
December 31, 2025 and 2024

	Class A Member Units		Class B Member Units		Subscription Note Receivable	Retained Earnings (Accumulated Deficit)	Noncontrolling Parent Interest	Total Members’ Equity
	Units	Amount	Units	Amount
Balances, January 1, 2024	187,862	$187,908,000	1,100	$744,081	$(475,000)	$(15,129,653)	$1,731,095	$174,778,523
Members’ contributions	3,602	6,279,986	-	-	-	-	-	6,279,986
Members’ distributions	-	(9,195,878)	-	-	-	-	(92,888)	(9,288,766)
Collection of subscription note receivable	-	-	-	-	60,000	-	-	60,000
Unit-based compensation expense	-	-	1,382	548,602	-	-	-	548,602
Repurchase of units	(250)	(250,000)	(318)	(80,000)	-	-	-	(330,000)
Cancellation of units purchased and corresponding subscription note receivable	(250)	(250,000)	-	-	250,000	-	-	-

Net income	-	-	-	-	-	4,976,261	50,265	5,026,526
Balances, December 31, 2024	190,964	184,492,108	2,164	1,212,683	(165,000)	(10,153,392)	1,688,472	$177,074,871
Members’ contributions	-	42,284	-	-	-	-	-	42,284
Members’ distributions	-	(3,460,312)	-	-	-	-	(34,953)	(3,495,265)
Collection of subscription note receivable	-	-	-	-	96,549	-	-	96,549
Unit-based compensation expense	-	-	1,357	480,515	-	-	-	480,515
Repurchase of units	(25)	(45,000)	(159)	(201,318)	-	-	-	(246,318)
Net income	-	-	-	-	-	11,103,226	112,154	11,215,380
Balances, December 31, 2025	190,939	$181,029,080	3,362	$1,491,880	$(68,451)	$949,834	$1,765,673	$185,168,016

See Notes to Consolidated Financial Statements

 US SALT PARENT HOLDINGS, LLC AND SUBSIDIARIES
Consolidated Statements of Cash Flows
December 31, 2025 and 2024

	2025	2024
Cash Flow from Operating Activities
Net income	$11,215,380	$5,026,526
Adjustments to reconcile net income to net cash from operating activities:
Depreciation, depletion, and amortization	15,404,688	13,545,094
Loss due to casualty	-	816,902
Gain from insurance recovery	-	(816,902)
Amortization of debt issuance cost	704,813	814,849
Bad debt expense	58,087	234,359
Unit-based compensation expense	480,515	548,602
Loss on disposals	39,118	255,678
Non-cash lease expense	898,244	699,702
Amortization of finance right-of-use assets	104,145	92,308
Interest on finance leases	47,126	48,857
Accretion of asset retirement obligation	70,965	78,479
Changes in operating assets and liabilities:
Accounts receivable	1,321,163	(385,769)
Inventory	(2,016,875)	(1,140,346)
Prepaid expenses	55,860	212,672
Other inventories	(362,581)	976
Accounts payable	(275,860)	1,104,959
Operating lease liabilities	(888,469)	(712,686)
Accrued liabilities	1,232,091	(582,036)
Net Cash Provided by Operating Activities	28,088,410	19,842,224
Cash Flow from Investing Activities
Purchases of plant, property, and equipment	(7,583,778)	(13,387,493)
Net cash Used in Investing activities	(7,583,778)	(13,387,493)
Cash Flow from Financing Activities
Repayment of principal on term loan	(13,320,000)	(7,320,000)
Repayment of principal of finance leases obligations	(138,183)	(121,495)
Members’ contributions	42,284	6,279,986
Members’ distributions	(3,460,312)	(9,195,878)
Distribution to noncontrolling parent interest	(34,953)	(92,888)
Proceeds from collection of subscription note receivable	51,549	60,000
Repurchase of units	(201,318)	(330,000)
Net Cash Used in Financing Activities	(17,060,933)	(10,720,275)
Net Change in Cash and Cash Equivalents	3,443,699	(4,265,544)
Cash and Cash Equivalents, Beginning of Year	7,362,031	11,627,575
Cash and Cash Equivalents, End of Year	$10,805,730	$7,362,031
Supplemental cash flow information
Cash paid for interest	$20,911,147	$24,158,783
Supplemental non-cash investing and financing information:
Repayment of subscription receivable from proceeds of units repurchase	$45,000	$-
Property, plant and equipment in accounts payable	$1,118,320	$1,573,234
Additions and changes in asset retirement obligations	$16,000	$(124,184)

See Notes to Consolidated Financial Statements

US SALT PARENT HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024

Note 1.	Nature of operations and basis of presentation

Nature of Business – On June 3, 2021, US Salt Parent Holdings, LLC (“Parent Holdings”) was formed and incorporated in Delaware as a limited liability company, which owns 99% members’ interest of US Salt Intermediate Holdings, LLC (“Intermediate Holdings”). On July 19, 2021, US Salt Holdings, LLC (“US Salt”) was formed and incorporated in Delaware and purchased 100% of the outstanding member’s interest in US Salt Investors, LLC, which owns 100% of member’s interest of US Salt, LLC. Emerald Lake Capital LP (“Emerald Lake”) together with Emerald Lake Pearl Acquisition, LP, Emerald Lake Pearl Acquisition-A, LP, and Emerald Lake Pearl Holding LLC indirectly purchased approximately 99.5% of the Class A units of the Parent Holdings through EL US Salt Aggregator, LP (“Aggregator”). Parent Holdings and Aggregator own 99% and 1% (collectively “Emerald Lake Investment”), respectively, of members’ interest of Intermediate Holdings, which owns 100% member’s interest of US Salt.

US Salt Parent Holdings, LLC and subsidiaries (the “Company”, we”, “us”, “our”) operate a single solution mining facility located in Watkins Glen, New York. The Company mines, processes, packages and sells a range of evaporated salt products used for food and food processing, pharmaceutical, water softening and industrial applications mainly in the U.S. and Canada, and other countries in North America. The Company’s primary products include round cans of salt, packaged pellets, packaged granulated salt, and medical grade salt. The Company’s customers primarily include national retail chains, pharmaceutical companies, food service operators, and independent distributors.

Merger Agreement – On December 8, 2025, ContextLogic Holdings Inc. (“ContextLogic”), incorporated in the state of Delaware and traded on the OTC (Over-the-Counter) market under the trade symbol LOGC, entered into a Purchase Agreement (the “Purchase Agreement”, or the “Transaction”) with the various parties to acquire Parent Holdings and its subsidiaries. The board of directors of both ContextLogic and Parent Holdings have approved the proposed Purchase Agreement. The Transaction closed on February 26, 2026. Refer to Note 19, Subsequent Events.

Basis of Presentation – The accompanying consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The accompanying consolidated financial statements include the Company, and all our majority or wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Note 2.	Significant accounting policies

The following is a summary of the significant accounting policies and principles used in the preparation of the consolidated financial statements:

US SALT PARENT HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
Use of Estimates

The preparation of our consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as contingent assets and liabilities, as of the date of the consolidated financial statements and the reported amounts of revenue and expenses for the reporting periods then ended. Actual results could vary from the estimates and assumptions that were used. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and makes adjustments when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ significantly from those estimates and assumptions. Significant changes, if any, in those estimates and assumptions will be reflected in the consolidated financial statements in future periods.

Significant estimates embedded in the consolidated financial statements include, but not limited to, revenue recognition, impairment analysis of goodwill, depletion of salt reserves, and impairment of long-lived assets and finite-lived intangible assets.

Revenue Recognition

Nature of Revenue Source - The Company manufactures and sells a range of branded and private label evaporated salt products to nationwide retailers, pharmaceutical companies, foodservice operators, and independent distributors. When the Company enters into a sale arrangement with a customer, it believes it is probable that it will collect substantially all the consideration to which it will be entitled in exchange for the goods that will be transferred to the customer. The Company’s customer contracts identify the product, quantity, price, payment terms, and final delivery terms. Payment terms sometimes include early-pay discounts. Although some payment terms may be extended, no terms beyond one year are granted at contract inception.

The Company determines revenue recognition through the following steps:

•	Identification of the contract, or contracts, with a customer
•	Identification of the performance obligations in the contract
•	Determination of the transaction price
•	Allocation of the transaction price to the performance obligations in the contract
•	Recognition of revenue when, or as, the Company satisfies a performance obligation.

Revenue Recognition - Revenue is recognized at the point in time when control is transferred to the customer. In general, control transfers to a customer when the product is shipped or delivered to the customer based upon applicable shipping terms, as the customer can direct the use and obtain substantially all the remaining benefits from the product at this point in time. The Company’s revenue is reported as net revenue and is measured as the determinable transaction price, net of any variable consideration such as discounts, sales incentives, rights to return product, and any taxes collected from customers and remitted to governmental authorities.

Performance Obligations - A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. The contract’s transaction price is allocated to the performance obligations and recognized as revenue when the performance obligations are satisfied. Substantially all our contracts are of a short-term nature and contain a single performance obligation. Shipping and handling costs associated with outbound freight, including shipping and handling costs after control over a product is transferred to a customer are accounted for as a fulfillment cost as incurred and are not considered to be a separate performance obligation. Shipping and handling costs recorded as a component of cost of revenues were approximately $9.5 million and $9.6 million for the years ended December 31, 2025 and 2024, respectively.

US SALT PARENT HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
Contract Estimates - Most contracts include some form of variable consideration. The most common forms of variable consideration include discounts, rebates, and sales returns and allowances. Variable consideration is treated as a reduction in revenue when product revenue is recognized. The Company uses the most likely amount method to determine the variable consideration. The Company believes there will not be significant changes to estimates of variable consideration when any related uncertainties are resolved with customers. The Company reviews and updates its estimates and related accruals of variable consideration each reporting period based on the terms of the agreements, historical experience, and any recent changes in the market. Any uncertainties in the ultimate resolution of variable consideration due to factors outside of the Company’s influence are typically resolved within a short timeframe therefore not requiring any additional constraint on the variable consideration.

Approximately 99% of the Company’s revenue are generated from North America, and 93% of which is from domestic sales for the years ended December 31, 2025 and 2024. The Company offers customers limited right of return for its non-conforming products in the event of defects. Customer remedies may include either a cash refund or product exchange. Accordingly, the estimated right of return and related refund liability is recorded as a reduction in revenue. Return estimates are reviewed and updated in each reporting period based on historical sales and return experiences. Contract asset and liability balances as of December 31, 2025 and 2024 are immaterial.

Cost of Revenue

Cost of revenue reflects the costs to produce our products, which primarily consists of labor, employee benefits, materials, depreciation and depletion, shipping and handling, and overhead. Cost of revenue is capitalized in inventory and expensed when control is transferred to the customer.

Accounts Receivable, net and Allowance for Expected Credit Losses

Accounts receivable, net of allowance are uncollateralized customer obligations billed under contract terms. Accounts receivables are stated at their net realizable value. The Company estimates an allowance for credit losses based upon the evaluation of several factors including related ages of past due receivables, customer type, customer credit worthiness, knowledge of a customer’s financial conditions, historical collection experience, current economic factors, and other factors relevant to assessing the expected credit losses. The Company records uncollectible amounts against the allowance for credit losses once management determines the amount to be uncollectible.

Cash and Cash Equivalents

The Company considers cash on deposit and all highly liquid investments and securities with maturities of three months or less at the time of purchase to be considered cash equivalents. The Company maintains its cash and cash equivalents in accounts in various banks and financial institutions.

Concentration of Credit and Customer Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist of cash and accounts receivable.

Cash balances at various times during the year may exceed the amount insured by the Federal Deposit Insurance Corporation. The Company monitors the credit ratings of financial institutions where its cash deposits are held, and has not incurred any losses related to such deposits.

The Company can, at times, be subject to a concentration of credit risk with respect to outstanding accounts receivable. The Company’s customers are located throughout the United States through various channels including national retail chains, pharmaceutical companies, food service operators, and independent distributors. Although the Company generally grants credit without collateral, management believes that its contract acceptance, billing and collection policies are adequate to minimize material credit risk. The Company has one major customer which accounted for over 10% of accounts receivable as of December 31, 2025 and December 31, 2024. The Company also has one major customer, which accounts for over 10% of revenue for the years ended December 31, 2025 and December 31, 2024.

US SALT PARENT HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
Inventories and Other Inventories

Salt is reported as inventory at the point in time it is extracted from the brine well. Salt inventories, packaging, supplies, and maintenance materials are valued at the lower of cost or net realizable value, with cost determined on standard costing method. Substantially all costs associated with the production of finished goods, such as labor, supplies, equipment cost, inbound freight and overhead (including depletion of salt reserves), are captured as inventory costs.

Maintenance materials are expensed as consumed or capitalized into plant, property and equipment if it meets the criteria of a capital expenditure. Additionally, maintenance materials that are not expected to be used in the next twelve months from the balance sheet date are recorded as other inventories in the Consolidated Balance Sheets.

Management monitors inventory levels and adjusts valuation for slow-moving, shrinkage, obsolescence, and markdowns. The Company accounts for slow-moving or obsolete inventory that is established based on management’s estimates of the net realizable value of the related products at the end of each reporting period.

Plant, Property and Equipment, Net

Property and equipment is stated at cost less accumulated depreciation and depletion. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are charged to expense. When depreciable properties are retired or sold, the cost and related accumulated depreciation is eliminated from the accounts and any resulting gain or loss is reflected in the Company’s Consolidated Income Statements. Depreciation is provided using the straight- line method, based on the useful lives of assets which range from three to twenty years.

Plant, property and equipment also includes salt reserves, which consist of brine fields and underground salt bed owned by the Company. Salt reserves are depleted on a units-of-production basis based on the estimated annual consumption as extraction of reserves takes place.

The following table summarizes the estimated useful lives of the Company’s different classes of plant, property and equipment:

Years
Buildings and improvements	10 - 20
Machinery and equipment	3 -14

Construction in Process (CIP) represents the accumulated costs of construction and development for assets that are not yet completed and ready for their intended use. CIP is recorded as plant, property and equipment in the consolidated financial statements and is not depreciated until the asset is placed into service. Borrowing costs are recognized, as an expense, in the period in which they are incurred, except to the extent that they are capitalized. Borrowing costs that are directly attributable to the acquisition, construction or production of a qualifying asset are capitalized as part of the cost of that asset when it is probable that they will result in future economic benefits to the entity and that the costs can be measured reliably. The Company capitalized interest cost of $0.2 million for both years ended December 31, 2025 and 2024. Borrowing costs that are not directly attributable to the acquisition, construction or production of a qualifying asset are recognized in profit or loss.

Leases

The Company determines if an arrangement is a lease at its inception. In certain of the Company’s lease arrangements, judgment is required in determining if a contract contains a lease. For these arrangements, there is judgment in evaluating if the arrangement involves an identified asset that is physically distinct or whether the Company has the right to substantially all of the capacity of an identified asset that is not physically distinct. In arrangements that involve an identified asset, there is also judgment in evaluating if the Company has the right to direct the use of that asset.

US SALT PARENT HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
The Company determines whether an arrangement is or contains a lease, its classification, and its term at the lease commencement date. The Company leases office space, warehouses, and equipment under non‑cancelable operating and finance leases. A lease is classified as a finance lease if it transfers ownership, includes a purchase option reasonably certain to be exercised, covers a major portion of the asset’s economic life, has payments that approximate substantially all of the asset’s fair value, or involves an asset of specialized nature. Leases with a term greater than one year will be recognized on the Consolidated Balance Sheets as right-of-use (ROU) assets, current lease liabilities, and if applicable, long-term lease liabilities. The Company includes renewal options to extend the lease term where it is reasonably certain that it will exercise these options. Lease liabilities and the corresponding ROU assets are recorded based on the present values of lease payments over the lease term. The interest rate implicit in the Company’s leases are not readily determinable. As such, the Company uses its incremental borrowing rate as the discount rate, which approximates the interest rate at which the Company could borrow on a collateralized basis with similar terms and payments and in similar economic environments. The Company’s leases have remaining terms ranging from 1 to 5 years, with some of those leases including options that grant the Company the ability to renew or extend the lease term. When determining the lease term, the Company does not include periods covered by the renewal options unless they are reasonably certain to exercise such renewal options.

Leases with an initial term of 12 months or less are not recorded on the Consolidated Balance Sheets. The Company recognizes lease expense for these leases on a straight-line basis over the lease term. The Company accounts for lease and non-lease components, principally common area maintenance for its facilities leases, as a single lease component for its facilities leases. Variable lease costs represent additional expenses incurred by the Company that are not included in the lease payment. Variable lease costs include maintenance charges, taxes, insurance, and other similar costs, and are recorded within cost of revenue and selling, general and administrative expense on the Consolidated Income Statements for the years ended December 31, 2025 and 2024.

Debt Issuance Costs

Debt issuance costs are amortized using the effective interest method over the term of the related borrowing agreement and the amortization is included in interest expense within the Consolidated Income Statements. The unamortized portion of deferred financing fees associated with long-term borrowings are shown netted against the Company’s outstanding long-term debt.

Environmental Cost

Environmental costs, other than those of a capital nature, are accrued at the time when exposure becomes known, and costs can be reasonably estimated. Costs are accrued based upon management’s estimates of all direct costs. Amounts accrued for environmental matters were not material as of December 31, 2025 and 2024.

Asset Retirement Obligations

Legal obligations associated with the retirement of long-lived assets are reflected at their estimated fair value, with a corresponding charge to cost of goods sold, at the time they are incurred. Asset retirement obligations (ARO) primarily consist of spending estimates related to capping brine wells and support facilities in accordance with federal and state reclamation laws as defined by each mining permit. The Company estimates and records the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long- lived asset. The liability is accreted to its present value each period and the capitalized cost is amortized using the units-of-production method over estimated recoverable reserves upon commencement of salt extraction. The amortized cost is included in the cost of revenue in the Consolidated Income Statements.

Finite-lived Intangible Assets and Long-lived Assets

Finite-lived intangible assets acquired by the Company are initially recorded at fair value and amortized using the straight-line method to distribute the initial value of the assets over the estimated useful lives, which management has determined to be fifteen years.

US SALT PARENT HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
The Company reviews long-lived assets including right-of-use assets and finite-lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the use and eventual disposition of the asset. If such assets are considered impaired, the impairment recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value.

There were no impairment indicators of long-lived assets or finite-lived intangibles for the years ended December 31, 2025 and 2024.

Goodwill

Goodwill consists of the excess cost of an acquired business over the fair market value of the underlying net assets. We review goodwill annually for impairment, or more frequently if impairment indicators arise. We do not amortize such assets.

The Company performs an annual impairment test as of October 1 of each year or more frequently if events or changes in circumstances indicate that the asset may be impaired. As our business is highly integrated and its components have similar economic characteristics, we have concluded we operate as one reporting unit at the entity level. We evaluate goodwill for potential impairment on an annual basis or when if indicators of impairment exist during the year. When we evaluate goodwill for potential impairment, generally, we first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. A qualitative assessment may include, but is not limited to, reviewing factors such as macroeconomic conditions, industry and market considerations, cost factors, financial performance and other entity or reporting unit specific events. If we determine qualitatively that it is more likely than not that the fair value of a reporting unit is less than its carrying value, or if we decide to bypass the qualitative assessment, we perform a quantitative analysis. The quantitative analysis is used to identify both the existence of impairment and the amount of impairment loss by comparing the estimated fair value of a reporting unit to its carrying value. The estimated fair value is based on forward-looking estimates of performance and cash flows of our reporting unit, which are based on historical operating results, adjusted for current and expected future market conditions, as well as various internal projections and external sources. If the carrying value of the reporting unit exceeds its estimated fair value, an impairment loss would be recognized in our Consolidated Income Statements in an amount equal to the excess of the carrying value over the estimated fair value, limited to the total amount of goodwill allocated to that reporting unit.

We performed our annual impairment analysis for the years ended December 31, 2025 and 2024 and did not identify any indicators of impairment.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs amounted to $0.1 million and $0.2 million for the years ended December 31, 2025 and 2024, respectively, and are included within selling, general and administrative expenses in the Consolidated Income Statements.

Unit-based Compensation

The Company accounts for unit-based compensation by recording expenses using the fair value of Class B unit awards at the time of grant. In estimating the fair value of the Class B units granted, the Company utilized the option pricing model (“OPM”), in the form of a single stochastic valuation process applying the Black-Scholes Pricing Model (“BSPM”), along with the Monte-Carlo simulation model (“MCSM”). The BSPM and MCSM provide the ability to analyze financial instruments within a complex capital structure and whose values derived from variable significant inputs and assumptions along with future financial outcomes upon future events such as change of control or capital raise (such as an IPO). The application of the valuation method involves inputs and assumptions that are judgmental and highly sensitive.

US SALT PARENT HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
The Company recognizes expenses associated with such Class B unit awards over the service period when the grant is service based. The unit-based compensation expense for performance-based Class B units is recognized when management determines that it is probable that the performance criteria is met and if and only if participant has been continuously employed by or continuously providing services to the Company from the vesting start date through the date of which the performance criteria is met. The Company’s accounting policy is to recognize forfeitures as they occur. The Company may make cash payments to repurchase vested Class B units and forfeit the unvested Class B units due to termination or departure of an employee or member of the Board of Directors. Upon the repurchase, the Company records the repurchase price (which under the terms of the grant agreements will be at fair value) as a reduction of equity, and the previously recognized compensation expenses for unvested Class B units are reversed.

Subscription Note Receivable

The Company may issue Class A units to employees and receive subscription notes receivable. The subscription notes receivable is repaid through cash upon receipt of annual bonus. The notes may also be voluntarily prepaid at any time without penalty. In addition, the notes require mandatory prepayment, without premium or penalty, upon the purchaser’s receipt of any cash proceeds related to the securities, including cash distributions (other than tax distributions) or transfers of such securities, in an amount equal to the proceeds received. Subscription notes receivable is classified as a deduction from Member’s equity within the Statement of Changes in Members’ Equity.

Noncontrolling Parent Interest

Emerald Lake together with Emerald Lake Pearl Acquisition, LP, Emerald Lake Pearl Acquisition-A, LP, and Emerald Lake Pearl Holding LLC owns approximately 99.5% of the Class A units of the Parent Holdings through Aggregator, which holds the 1% noncontrolling parent interest in Intermediate Holdings. Net income or loss attributable to the noncontrolling parent interest on the Consolidated Income Statements represents the portion of earnings or losses attributable to the interest in our subsidiaries held by Aggregator.

Earnings per Unit (EPU)

As of December 31, 2025 and 2024, the Company has outstanding subscription notes receivable from members when certain Class A units were issued. The Company concluded that it 1) can cancel the Class A units if the member defaults on the subscription notes receivable and (2) intends to exercise this cancellation right. For EPU calculation purposes, the Company treats the unpaid Class A units that are issued and legally outstanding in the same manner as an option. The unpaid Class A units are issued and legally outstanding, and have the same distribution and participation rights as the paid Class A units. Basic earnings per unit for the years ended December 31, 2025 and 2024 are calculated using the two-class method. The two-class method requires an allocation of earnings to all securities (Class A and Class B units) that participate in earnings to the extent that each such security may share in the Company’s earnings. Basic earnings per unit are calculated by dividing net income attributable to Parent Holdings Class A members by the weighted average number of Class A units.

Diluted earnings per unit for the years ended December 31, 2025 and 2024 are calculated by applying the two-class method for participating securities and then incorporating the dilutive effects of other potential Class A units, determined using the treasury stock method, to arrive at the most dilutive EPU. The two-class method uses net income available to Class A members and assumes conversion of all potential units other than the participating securities. There were no dilutive securities outstanding as of December 31, 2025 and 2024.

Income Taxes

The Company is a limited liability company formed under state statutes and taxed for federal and state purposes as a partnership. Therefore, Intermediate Holdings, the direct sole member of the Company, reports the Company’s taxable income or loss on the Intermediate Holdings’ respective tax return. Accordingly, no provision for income taxes has been made in the accompanying consolidated financial statements for federal and state income taxes.

US SALT PARENT HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
The Company accounts for uncertain tax positions using a “more-likely-than-not” threshold. A tax benefit from an uncertain tax position is recognized if it is more-likely-than-not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position, or the statute of limitations concerning such issues lapses. The Company determined there were no uncertain tax provisions, interest or penalties as of December 31, 2025 and 2024. If there are any interest or penalties, they are expensed as incurred. The Company does not expect the total amount of unrecognized tax benefits to significantly change in the next 12 months.

Foreign Currency Transactions

Transactions in foreign currencies are translated into the functional currency (USD) using exchange rates prevailing at the dates of the transactions. Gains and losses on foreign currency transactions are recognized in Consolidated Income Statements.

Segment

The Company operates in one segment based upon the financial information used by its Chief Operating Decision Maker (“CODM”) in evaluating the financial performance of its business and allocating resources. The single segment represents the Company’s core business of selling salt products to its customers. See Note 18 Segment Information for further information on the Company’s reportable segment.

Recent Accounting Pronouncements

Accounting guidance recently adopted

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which requires all public entities, including public entities with a single reportable segment, to provide, in interim and annual periods, one or more measures of segment profit or loss used by the chief operating decision maker to allocate resources and assess performance. Additionally, the standard requires disclosures of significant segment expenses and other segment items as well as incremental qualitative disclosures.

The Company adopted ASU 2023-07 effective December 31, 2024, on a retrospective basis. The adoption of 2023-07 did not change the way that the Company identifies its reportable segments and, as a result, did not have a material impact on the Company’s segment-related disclosures. Refer to Note 18 Segment Information for further information on the Company’s reportable segment.

Accounting guidance not yet adopted

In November 2024, the Financial Accounting Standards Board (“FASB”) issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”) and in January 2025, the FASB issued ASU No. 2025-01, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date, which clarified the effective date of ASU 2024-03. ASU 2024-03 will require us to disclose the amounts of purchases of inventory, employee compensation, depreciation and intangible asset amortization, as applicable, included in certain expense captions in the Consolidated Income Statements, as well as qualitatively describe remaining amounts included in those captions. ASU 2024-03 will also require us to disclose both the amount and the Company’s definition of selling expenses. ASU 2024-03 is effective for public business entities for annual periods beginning after December 15, 2026. We will adopt ASU 2024-03 in our consolidated financial statements as of and for the year ending December 31, 2027 using a prospective transition method. The Company does not expect the adoption to materially affect its consolidated financial position, results of operations, or cash flows, however anticipates incremental disclosures in our consolidated financial statements to provide greater transparency into the composition of expense line items.

In July 2025, the FASB issued ASU 2025-05, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets” (“ASU 2025-05”). ASU 2025 amends the guidance in ASC 326 to simplify the estimation of credit losses on current accounts receivable and current contract assets arising from transactions accounted for under ASC 606. The amendments allow all entities to elect a practical expedient to assume that the current conditions as of the balance sheet date will remain unchanged for the remaining life of the asset when developing a reasonable and supportable forecast as part of estimating expected credit losses on these assets. Entities are required to disclose their practical expedient and accounting policy elections. The amendments are effective for fiscal years beginning after December 15, 2025, and interim periods within those fiscal years. We will adopt ASU 2025-5 in our consolidated financial statements as of and for the year ending December 31, 2026. We do not anticipate significant impact in adopting this standard.

US SALT PARENT HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
In December 2025, the FASB issued ASU 2025-11, Interim Reporting (Topic 270): Narrow-Scope Improvements (“ASU 2025-11”), which is intended to improve the navigability of the guidance in ASC 270 and clarify when it applies. The ASU 2025-11 also addresses the form and content of such interim financial statements, adds lists to ASC 270 of the interim disclosures required by all other Codification topics, and establishes a principle under which an entity must “disclose events since the end of the last annual reporting period that have a material impact on the entity. Key improvements for the amendments include clarifying the interaction between interim reporting requirements and annual disclosure requirements; improving consistency in terminology and structure within Topic 270; correcting outdated references and aligning interim disclosure guidance with related topics across the Codification; and enhancing clarity around interim period measurement principles to reduce diversity in practice. The amendments are effective for fiscal years beginning after December 15, 2026, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact of ASU 2025-11, but does not expect the adoption to have a material effect on its consolidated financial statements.

In December 2025, the FASB issued ASU 2025-12, Codification Improvements (“ASU 2025-12”). The ASU 2025-12 addresses 33 specific issues within the FASB Accounting Standards Codification to enhance clarity, correct errors, and improve consistency and usability for all reporting entities. The amendments are effective for annual periods beginning after December 15, 2026. Early adoption is allowed on an issue-by-issue basis. We will adopt ASU 2025-12 in our consolidated financial statements as of and for the year ending December 31, 2027, but do not expect the adoption to have a material effect on our consolidated financial statements.

The Company continues to monitor new accounting pronouncements issued by the FASB and does not believe any accounting pronouncements issued through the date of this report will have a material impact on the Company’s consolidated financial statements.

Note 3.	Accounts receivable

Accounts receivable, net of allowance for expected credit losses, is as follows:

	December 31,
	2025	2024
Accounts receivables	$12,209,447	$13,927,099
Less: allowance for expected credit losses	(73,990)	(412,392)
Total	$12,135,457	$13,514,707

A roll forward of the allowance for expected credit losses is presented below:

	Year ended December 31,
	2025	2024
Beginning balance	$412,392	$178,033
Bad debt expense	58,087	234,359
Write-offs	(396,489)	-
Total	$73,990	$412,392

US SALT PARENT HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
Note 4.	Inventories

Inventories are as follows:

	December 31,
	2025	2024
Finished goods	$2,398,036	$2,447,002
Packaging and supplies	5,443,175	3,934,524
Maintenance materials	3,021,719	2,485,517
Total	$10,862,930	$8,867,043

Maintenance materials exclude certain materials of $5.1 and $4.8 million as of December 31, 2025 and 2024, respectively, that are not expected to be consumed within the next twelve months. These amounts are classified under other inventories in the Consolidated Balance Sheets. Finished goods are shown at net realizable amount which includes write downs for obsolescence of $0.3 million and $0.2 million as of December 31, 2025 and 2024.

In September 2024, the Company incurred loss due to fire in one of its leased warehouses. As a result of the incident, the Company wrote off approximately $0.8 million of inventory, which was fully recovered from the insurance.

Note 5.	Prepaid expenses

Prepaid expenses are as follows:

	December 31,
	2025	2024
Prepaid insurance	$681,515	$751,562
Prepaid real estate taxes	56,596	57,526
Prepaid health benefits	31,233	31,233
Other prepaid expenses	243,624	228,507
Total	$1,012,968	$1,068,828

US SALT PARENT HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
Note 6.	Plant, property and equipment, net

Plant, property and equipment, net are as follows:

	December 31,
	2025	2024
Land	$2,000,900	$2,000,900
Buildings and improvements	18,940,451	18,212,581
Machinery and equipment	70,968,617	58,826,588
Salt reserves	275,286,068	275,302,068
Construction in process	2,181,198	7,948,034
	369,377,234	362,290,171
Accumulated depreciation and depletion	(47,958,935)	(34,229,730)
	$321,418,299	$328,060,441

Depreciation and depletion expense are included in the following financial statement line items in the Consolidated Income Statements:

	Year ended December 31,
	2025	2024
Cost of revenue	$13,509,690	$11,690,002
Selling, general and administrative expense	227,185	187,277
Total	$13,736,875	$11,877,279

The Company recognized a loss from disposal of $39 thousand and $0.3 million on the Consolidated Income Statements for the years ended December 2025 and 2024, respectively.

US SALT PARENT HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
Note 7.	Goodwill and Intangible assets

Goodwill

Goodwill as of December 31, 2025 and 2024 amounted to $28.1 million for both years. There was no impairment of goodwill for the years ended December 31, 2025 and 2024.

Intangible Assets

Intangible assets and related accumulated amortization which are included in intangible assets, net in the Consolidated Balance Sheets are as follows:

	December 31, 2025
	Gross Carrying Amount	Accumulated Amortization	Amount
Tradename	$21,800,000	$(6,731,456)	$15,068,544
Customer relationships	2,400,000	(693,008)	1,706,992
	$24,200,000	$(7,424,464)	$16,775,536

	December 31, 2024
	Gross Carrying Amount	Accumulated Amortization	Amount
Tradename	$21,800,000	$(5,219,318)	$16,580,682
Customer relationships	2,400,000	(537,333)	1,862,667
	$24,200,000	$(5,756,651)	$18,443,349

Amortization expense of the finite-lived intangible assets for the years ended December 31, 2025 and 2024 was $1.7 million, and is included in selling, general and administrative expenses in the Consolidated Income Statements. The estimated net amortization expense for the finite-lived intangible assets for the next five years is $1.7 million per year, and $8.3 million thereafter. The remaining useful lives for the intangible assets is 10 years.

Note 8.	Accrued liabilities

Accrued liabilities consisted of the following:

	December 31,
	2025	2024
Accrued payroll, bonus and employee benefits	$3,898,936	$3,816,973
Insurance accruals	492,716	484,107
Other accruals	1,994,256	852,737
Total	$6,385,908	$5,153,817

US SALT PARENT HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
Note 9.	Asset retirement obligations

The following summarizes the changes in the asset retirement obligation during the period:

	Year ended December 31,
	2025	2024
Asset retirement obligation, beginning of year	$751,834	$549,171
Liabilities incurred	-	124,184
Changes in estimated obligations	(16,000)	-
Accretion of expense	70,965	78,479
Asset retirement obligation, end of year	$806,799	$751,834

In connection with certain contracts, the Company is required to hold surety bonds. These bonds are supported by a general agreement of indemnity in favor of the sureties. As of December 31, 2025 and 2024, the Company had surety bonds outstanding with an aggregate stated amount of $1.1 million. The bonds relate primarily to the salt well plugging projects and generally expire and are renewed annually.

The Company’s estimated abandonment costs related to plugging and abandonment of injection wells under these surety bonds are reported as part of asset retirement obligation in the Consolidated Balance Sheets. As of December 31, 2025 and 2024, management has not identified any defaults, and no accrual related to these bonds has been recorded. Bond premiums paid are recorded as prepaid expenses and amortized over the period of benefit.

Note 10.	Long-term debt

Long-term debt consists of the following:

	December 31,
	2025	2024
Term loan	$206,720,000	$220,040,000
Unamortized debt issuance	(1,238,515)	(1,943,328)
Current portion	(2,320,000)	(2,320,000)
Long-term portion	$203,161,485	$215,776,672

In July 2021, the Company entered into a credit agreement with Ares Capital Corporation, as the administrative agent, and other parties thereto. The credit agreement consists of a $232 million term loan, and up to $25 million of revolving line of credit.

Interest rate for the term loan and revolving line of credit as of December 31, 2025 was 9.4%, which was SOFR plus 5.40%. Interest rate for the term loan and revolving line of credit as of December 31, 2024 was 10%, which was SOFR plus 5.40%. Interest rate for the revolving line of credit is the greater of 4.50% plus prime rate, NYFRB (New York Federal Reserve Bank) rate plus 5.00% or SOFR (subject to .75% floor) plus 5.50%-5.65%.

US SALT PARENT HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
The term loan requires quarterly principal payments of $580 thousand commencing on March 31, 2022 through maturity date of July 19, 2028, at which time the remaining principal balance is due. The term loan is subject to mandatory excess cash flow payments commencing for the year ended December 31, 2022 as defined in the credit agreement, not to exceed $5 million for any fiscal year. As of December 31, 2025 and 2024, the Company was not required to make additional term loan repayments due to Excess Cash Flow for the years ended December 31, 2025 and 2024. The revolving line of credit expires on July 19, 2026 and is subject to commitment fee of 0.50% per annum. The Company had no borrowings outstanding on the revolving line of credit as of December 31, 2025 and 2024. The unused amount of credit available under this facility is $25.0 million as of December 31, 2025 and 2024.

The term loan and the revolving line of credit are secured by substantially all of the assets of the Company and subject to certain financial covenants. The Company was in compliance with all financial covenants as of December 31, 2025 and 2024.

In relation to the credit agreement, the Company paid debt issuance cost of $5.1 million, which is amortized over the life of the credit agreement using effective interest rate of 6.83%. Amortization of debt issuance cost for the years ended December 31, 2025 and 2024 was $0.7 million and $0.8 million, respectively, and is included in interest expense in the Consolidated Income Statements.

The following table summarizes the annual maturities of the principal amount of total debt due as of December 31:

2026	$2,320,000
2027	2,320,000
2028	202,080,000
$206,720,000

Note 11. Fair value measurement

U.S. GAAP establishes a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non-recurring basis, in periods subsequent to their initial measurement. The hierarchy requires us to use observable inputs when available and to minimize the use of unobservable inputs when determining fair value. The three tiers are defined as follows:

•	Level 1 - Observable inputs based on unadjusted quoted prices in active markets for identical assets or liabilities;
•	Level 2 - Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and
•	Level 3 - Unobservable inputs for which there is little or no market data, and which require us to develop our own estimates and assumptions reflecting those that a market participant would use.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques maximize the use of relevant observable inputs and minimize the use of unobservable inputs. There were no instruments measured at fair value on a recurring basis using significant unobservable inputs during the years ended December 31, 2025 and 2024.

US SALT PARENT HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
The valuation techniques that may be used to measure fair value are as follows:

•	Market approach - Uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities;
•	Income approach - Uses valuation techniques to convert future amounts to a single present amount based on current market expectations about those future amounts; and
•	Cost approach - Based on the amount that currently would be required to replace the service capacity of an asset (i.e., replacement cost).

All of our money market funds are classified within Level I of the fair value hierarchy because they were valued using quoted prices in active markets.

Our cash and cash equivalents consisted of the following:

	December 31, 2025

	Carrying Value	Fair Value
Cash	$155,982	$155,982
Money Market funds	10,649,748	10,649,748
Total cash and cash equivalents	$10,805,730	$10,805,730

	December 31, 2024

	Carrying Value	Fair Value
Cash	$179,541	$179,541
Money Market funds	7,182,490	7,182,490
Total cash and cash equivalents	7,362,031	7,362,031

Disclosure of Fair Values

The carrying amounts of accounts receivable, accounts payable and accrued expenses approximate their fair value as of December 31, 2025 and 2024 due to the relatively short duration of these instruments. Additionally, the carrying value of our debt associated with the term loan facility approximates fair value because the interest rates are variable and reset on relatively short durations to then-market rates.

Note 12.	Members’ equity

Members’ units

The Company is authorized to issue Class A units and Class B units. There is no set number for authorized units and no par value is assigned to Class A and Class B units. The Company may issue additional units, including Class B units as management incentive units as approved by the Board of Directors. Class A units represent capital interests and are entitled to priority distributions and liquidation proceeds until invested capital has been returned. Class B units are generally issued as management incentive (profit) interests and participate in the Company’s residual economics only after applicable participation thresholds and vesting conditions are satisfied.

US SALT PARENT HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
Voting rights

The authority to manage the business, make decisions, and act on behalf of the Company resides exclusively with the Board of Directors, except for certain limited matters specifically designated as board of governance exceptions. Holders of Class A or Class B units do not possess voting, consent, or approval rights with respect to the management or governance of the Company, other than with respect to these limited exceptions.

The composition of the Company’s Board of Directors includes both Emerald Lake‑designated Managers (“ELCM Managers”) and Additional Managers. For any meeting of the Board of Directors or its committees, at least one ELCM Manager must be present to constitute a quorum. Actions of the Board of Directors may be approved by a majority of votes cast at a meeting where a quorum is present. The ELCM Managers collectively hold a number of votes equal to the greater of (i) the number of ELCM Managers present at the meeting or (ii) one plus the number of non‑ELCM Managers present. Each ELCM Manager is entitled to cast a proportionate share of these collective ELCM votes. Each Additional Manager holds one vote. If no ELCM Manager remains present during a meeting, the quorum is lost and no further business may be conducted until a quorum is re‑established. The authorized number of Managers on the Board of Directors shall be six members or such other number as determined from time to time by the Board.

Distribution and participation rights

Distributions are made at the discretion of the Board of Directors, subject to the applicable law and the Company’s operating agreement. Distributions, other than tax distributions, are subject to contractual priority waterfall. Amounts are distributed first to holders of Class A units until the unreturned capital associated with Class A units has been reduced to zero. Thereafter, remaining distributions are made to holders of Class A units and participating Class B units on a pro rata basis based on the number of such units outstanding. Certain Class B units are subject to participation thresholds (as discussed below) and vesting conditions and are not entitled to participate in distributions until such thresholds have been satisfied and vesting has occurred. As of December 31, 2025 and 2024, the total unreturned capital of Class A unitholders before distributions were $193.6 million and $193.5 million, respectively. Tax distributions to Class A unitholders for the years ended December 31, 2025 and 2024 were $9.2 million and $3.5 million, respectively.

Liquidation rights

Upon liquidation, dissolution, or winding up of the Company, the Company’s assets remaining after the settlement of liabilities are distributed in accordance with the same priority framework applicable to non‑liquidating distributions. Liquidation proceeds are distributed first to Class A units until the return of unreturned capital, and thereafter to Class A units and participating Class B units on a pro rata basis. Class B units that have not satisfied applicable participation thresholds or vesting requirements do not participate in liquidation proceeds. Neither class has liquidation preference beyond the contractual priority described above.

Repurchase rights

The Company holds the right, at its discretion, to repurchase outstanding units held by unitholders in accordance with the operating or related grant agreements. The Company may settle the repurchase or redemption price either in cash or through the transfer of equity interests issued by one of its subsidiaries. If the subsidiary repurchases or redeems those securities subsequently, the repurchase redemption price shall equal to the amount of cash or notes, if applicable, equal to the aggregate repurchase or redemption price of the Units to be redeemed or repurchased.

Class B units

Based on the terms of Class B unit grant agreements, Class B units are issued to certain employees and members of the Board of Directors of Parent Holdings. In each of the grant agreements, 40% of the total Class B units granted has service conditions, which is service-based vesting (“time-vesting incentive units”), and 60% of the total Class B units granted has both service and performance conditions (“performance-based incentive units”).

US SALT PARENT HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
Time-vesting incentive units
Time-vesting incentive units vests over the requisite service period of five years, subject to the recipient remaining an employee or member of the Board of Directors of Parent Holdings through each vesting date. Upon the occurrence of the sale of Parent Holdings, all then outstanding time-vesting incentive units which have not yet become vested shall become vested as of the consummation of such sale.

Performance-based incentive units
The performance-based incentive units may vest upon the consummation of a sale of Parent Holdings, provided the participants have remained continuously employed or provided services from the vesting start date through the sale date. Vesting occurs in three tranches as follows: (i) one-third of the performance-based incentive units vest upon the consummation of a sale of the Parent Holdings if the Investor Return is equal to or greater than 2.0; (ii) an additional one-third of the performance-based incentive units vest upon the consummation of a sale of the Parent Holdings if the Investor Return is equal to or greater than 2.5; and (iii) an additional one-third of the performance-based incentive units vest upon the consummation of a sale of the Parent Holdings if the Investor Return is equal to or greater than 3.0. The performance-based incentive units that do not vest upon the consummation of a sale of Parent Holdings shall be immediately forfeited upon such sale of the Parent Holdings with no compensation or other payment due to the employee and the members of the Board of Directors. No expense was recognized for the years ended December 31, 2025 and 2024 for the performance-based incentive units as the Company cannot conclude that it is probable that the performance conditions, such as consummation of the sale of the Parent Holdings, will occur as it is outside the Company’s control and is subject to significant external contingencies with a high degree of uncertainty.

Vested Class B units are subject to a “Participation Threshold” before distribution of profit or distribution of sales proceeds from the sale of Parent Holdings. Unless otherwise determined by the Board of Directors of Parent Holdings, on the date of each grant of Class B units, pursuant to a grant made under a Class B unit grant agreement or similar agreement, the Board of Directors of Parent Holdings shall establish an initial “Participation Threshold” amount in respect of each Class B unit granted on such date. The initial Participation Threshold in respect of a Class B unit shall be equal to or greater than (i) the amount that would be distributed with respect to a Class A unit ratably among Class A unitholders until the aggregate unreturned capital of Class A incentive units has been reduced to zero in a hypothetical transaction in which Parent Holdings sold all of its assets for Fair Market Value and distributed the proceeds therefrom in liquidation of Parent Holdings as determined immediately prior to the issuance of such Class B unit, but taking into account all Capital Contributions, if any, with respect to any Unit issued as part of the issuance of such Class B unit) minus (ii) the total Capital Contributions (if any) made by the holder receiving such Class B unit with respect to all Class B unit received by such holder as part of the same issuance. Parent Holdings may periodically update the initial Participation Threshold from time to time as necessary to reflect any adjustments to the Participation Thresholds of outstanding Class B unit required.

Noncontrolling parent interests

Parent Holdings owns 99% of Intermediate Holdings. The remaining 1% interest is held by Aggregator, which is controlled by Emerald Lake. Intermediate Holdings owns 100% of US Salt Holdings, LLC and its operating subsidiaries. Parent Holdings controls Intermediate Holdings and US Salt and, accordingly, consolidates Intermediate Holdings and its subsidiaries in the accompanying consolidated financial statements.

The noncontrolling parent interest represents Aggregator’s 1% ownership interest in Intermediate Holdings, which is held by an entity other than Parent Holdings. This interest is presented as noncontrolling parent interest in the Consolidated Income Statements and within equity in the Consolidated Balance Sheets. Our consolidated financial statements recognize the subsidiary’s assets and liabilities offset by the noncontrolling interest in total equity.

US SALT PARENT HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
Note 13.	Earnings per unit

The Company uses the two-class method in its computation of EPU. The Company’s paid and unpaid Class A units issued through subscription notes receivable are entitled to receive distributions at the same rate. Under the two-class method, the Company’s net income available to Class A unitholders is allocated between the paid and unpaid Class A units on a fully-distributed basis and reflects residual net income after amounts attributed to noncontrolling interests. In the event of a net loss, the Company determined that both paid and unpaid Class A units share in the Company’s losses, and they share in the losses using the same mechanism as the distributions. The Company also has Class B units whereby vested Class B units are subject to the hurdle of unreturned capital of Class A and a “Participation Threshold” before Class B unitholders receive distribution of profit or distribution of sales proceeds from the sale of Parent Holdings (refer to Note 12, Members’ equity). For the years ended December 31, 2025 and 2024, Class B units are participating securities for EPU calculation purposes because they may participate in undistributed earnings with Class A units. However, because the Class B unit participation is contingent on overcoming the hurdle as described above that is not objectively determinable and/or subject to management discretion, the Company does not allocate undistributed earnings to Class B unless and until the contingency occurs. Class B units are non-dilutive securities as the hurdle of unreturned capital of Class A unitholders was not met as of December 31, 2025 and 2024.

Basic and dilutive net income or loss per unit is calculated by dividing undistributed earnings allocated to paid and unpaid Class A unitholders by the weighted average member units outstanding for the respective period. The following table shows the calculation of basic and diluted earnings per unit:

	Year ended December 31,
	2025	2024
Net income attributable to Parent Holdings Class A unitholders	$11,103,226	$4,976,261
Weighted average Class A units outstanding, basic and diluted	190,942	189,924
Earnings per unit attributable to Class A unitholders, basic and diluted	$58.15	$26.20

Note 14.	Unit-based compensation

The Company recognizes compensation expense in its consolidated financial statements because its employees and members of the Board of Directors provide services to the Company and benefit from the Class B units issued to them. The Class B units are issued for no consideration. Refer to Note 12, Members’ equity for Class B units.

There were no Class B units granted during the year ended December 31, 2025. The following table presents the key weighted-average assumptions used in determining the fair value for the Class B units granted during the years ended December 31, 2024:

2024
Fair value of Class B unit	$484.09
Risk-free interest rate	4.27%
Volatility	60.0%
Dividend yield	0.0%
Expected term	3 years

US SALT PARENT HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
The following table summarizes Class B units activity for the years ended December 31, 2025 and 2024:

		Weighted	Weighted Average
	Number of Units	Average Exercise Price	Remaining Term (In Years)
Outstanding, January 1, 2024	17,594	$1,000	3.61
Granted	681	1,000
Repurchased	(318)	1,000
Outstanding, December 31, 2024	17,957	1,000	2.68
Granted	-	-
Repurchased	(239)	1,000
Forfeited	(756)	1,000
Outstanding, December 31, 2025	16,962	$1,000	1.75
Exercisable, December 31, 2025	3,362	$1,000	1.57

Under the valuation methodology theory underlying the option pricing model, the fair value of the Class B units is comprised of intrinsic and extrinsic values. Considering the specific features and attributes of the Class B units, the entire fair value of the units is comprised of the underlying extrinsic value (i.e., the present value of the potential future benefits as of the respective measurement dates) while no value is assigned to the intrinsic value as of the years ended December 31, 2025 and 2024. The weighted-average grant date fair value of Class B units granted during the year ended December 31, 2024 was $381.30.

As of December 31, 2025, the remaining unrecognized compensation expense for the time-vesting Class B unit for each year until fully vested is as:

2026	$447,862
2027	325,219
2028	155,164
2029	-
$928,245

Note 15.	Retirement plan

The Company has a defined contribution 401(k) retirement plan (the “401(k) Plan”), which covers union and non-union employees, to provide retirement benefits for all eligible employees. Employees, who are over 18 years of age and have completed 90 days of services, are eligible to participate in the 401(k) Plan. The 401(k) Plan allows eligible employees to make salary-deferred contributions up to 75% of their pre-tax annual compensation, as defined in the 401(k) Plan, as long as the total contributed does not exceed the maximum annual amount under the Internal Revenue Code. Long-term part-time employees may be eligible to make payroll contributions to the 401(k) Plan if such long-term part-time employees work at least 500 hours but less than 1,000 hours during three consecutive 12-month periods. However, Long-term part-time employees may not be eligible for the employer contributions.

US SALT PARENT HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
Union Employees – The 401(k) Plan has a profit-sharing feature that the Company makes an annual contribution of 2.5% of the employee’s eligible gross compensation each year from 2019 through 2025 based on the Summary of Benefits and Coverage document. Company contributions vest 100% upon the completion of the first year of service.

Non-Union Employees – The Company makes a semi-monthly Safe Harbor contribution of 100% of the employees’ contribution for that pay period for the first 3% and 50% of the remaining 2%, up to a maximum of 5% of the employee’s eligible gross compensation for that pay period. Company’s Safe Harbor contributions vest 100% immediately.

The Company’s employer portion of contributions for the years ended December 31, 2025 and 2024 were $0.2 million and $0.2 million, respectively.

Note 16.	Related party transaction

Management Fees

On July 19, 2021, US Salt entered into a Professional Services Agreement with Emerald Lake, who will provide financial and management consulting services. Emerald Lake agreed to consult with the US Salt’s Board of Directors and the oversight of management on business and financial matters including company strategy, budgeting of future investments, acquisition and divestiture strategies, and debt and equity financings. In consideration of Emerald Lake’s services, US Salt pays Emerald Lake an annual management fee (the “Management Fee”) the greater of $1.9 million or 1% of Emerald Lake Investment. The Management Fee is payable in cash in quarterly installments equal to the greater of $0.5 million and 0.25% of Emerald Lake Investment. The Management Fees were $1.9 million for the years ended December 31, 2025 and 2024; and were reported in the selling, general, and administrative expenses in the accompanying Consolidated Income Statements. As of December 31, 2025 and 2024, there were no unpaid management fees in the accompanying Consolidated Balance Sheets.

Class A and Unit Subscription Receivable

The activities of Class A units and subscription notes receivable from employees and Board of Directors of US Salt Parent Holdings LLC are summarized as follows:

US SALT PARENT HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
	Class A Units	Amount	Subscription Receivable
Outstanding, January 1, 2024	1,354	$1,400,000	$475,000
Issuance	65	113,528	-
Repurchase	(250)	(250,000)	-
Cancellation of units purchased and the corresponding subscription notes receivable	(250)	(250,000)	(250,000)
Repayment	-	-	(60,000)
Outstanding, December 31, 2024	919	1,013,528	165,000
Issuance	-	-	-
Repurchase	(25)	(45,000)	(45,000)
Repayment	-	-	(51,549)
Outstanding, December 31, 2025	894	$968,528	$68,451

Note 17.	Commitments and Contingencies

Leases

The Company enters into leases for warehouses, rail cars, forklifts, office equipment, office space and certain other types of property and equipment. The leases consist of operating and financing leases expiring in various years through 2030.

The elements of the lease costs were as follows:

	Year ended December 31,
	2025	2024
Operating lease expense:
Operating lease expense	$898,587	$857,093
Finance lease expense:
Amortization of lease assets	$104,145	$92,308
Interest on lease liabilities	47,126	48,857
Total finance lease cost	$151,271	$141,165

Short term lease expense	$396,077	$678,755
Variable lease expense	814,532	383,788
Total lease expense	$2,260,467	$2,060,801

US SALT PARENT HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
Lease term and discount rate information related to leases was as follows:

	Year ended December 31,
Weighted-average remaining lease term (in years):	2025	2024
Operating leases	2.05	2.98
Finance leases	3.84	4.78
Weighted-average discount rate:
Operating leases	9.81%	11.50%
Finance leases	10.53%	10.64%

Supplemental cash flow information related to leases was as follows:

	Year ended December 31,
	2025	2024
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from finance lease (interest payments)	$47,126	$48,857
Operating cash flows from operating leases	$912,634	$850,676
Financing cash flows from finance lease	$91,058	$72,638
Right-of-use assets obtained in exchange for lease liabilities:
Operating leases	$310,566	$1,243,375
Finance leases	$74,092	$-

Future maturities of lease liabilities are as follows as of December 31, 2025:

	Operating Leases	Finance Lease
2026	$769,316	$138,184
2027	326,850	138,184
2028	105,554	111,460
2029	78,054	71,373
2030	-	32,199
Thereafter	-	-
Total future undiscounted lease payments	1,279,774	491,400
Imputed interest	(123,994)	(88,033)
Present value of lease payments	1,155,780	403,367
Current portion	688,711	100,699
Long-term portion of lease payments	$467,069	$302,668

Contingencies

The Company is subject to legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the ultimate outcome of these matters will not be material to the Company’s consolidated financial position, results of operations, or cash flows.

US SALT PARENT HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
Commitments

The Company is not contractually committed to any planned capital expenditure until actual orders are placed for equipment or services. As of December 31, 2025 and 2024, the Company had $13.8 million and $11.0 million for open equipment and construction contracts, respectively.

Note 18.	Segment Information

The Company operates as a single segment represented by our core business of producing evaporated and specialty salts serving consumer, food, pharmaceutical, and industrial customers throughout North America. Our Chief Operating Decision Maker (“CODM”) neither manages the business nor deliberately allocates resources by service line, geography, or end market. One customer accounted for 13.3% and 14.8% of the Company’s total revenue during the years ended December 31, 2025 and 2024, respectively.

The CODM is our Chief Executive Officer. The CODM assesses performance for the Company and decides how to allocate resources based on significant expense categories that contribute to net income (loss), as outlined below. The CODM uses these varying results to prioritize the reinvestment of profits within the Company. These results are also used in assessing the Company’s performance and determining management’s compensation. The CODM does not review assets in evaluating the results of the Company, and therefore, such information is not presented.

The following tables provide the operating financial results of the Company:

	Year ended December 31,
	2025	2024
Revenue	$132,079,041	$123,088,183
Cost of revenue	69,632,154	68,224,649
Depreciation, amortization and depletion	15,404,688	13,545,093
Selling expense	4,052,768	3,849,290
Administrative expense	4,336,879	3,841,433
Interest expense	21,292,862	24,413,242
Other segment items	6,144,310	4,187,950
Net income (loss)	$11,215,380	$5,026,526
Capital expenditures - purchases of plant, property and equipment	$(7,583,778)	$(13,387,493)

Other segment items include loss due to casualty; foreign currency gain (loss), unit-based compensation expenses, management fees paid to Emeral Lake, and certain non-recurring expenses including severance expense, and retention bonuses, consulting fees paid to Board of Director, and other consulting fees etc.

Note 19.	Subsequent events

Management has performed an analysis of the activities and transactions subsequent to December 31, 2025 to determine the need for any adjustments to and disclosures within the consolidated financial statements for the year ended December 31, 2025. Management has performed their analysis through March 3, 2026, the date the consolidated financial statements were available to be issued.

US SALT PARENT HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
On January 16, 2026, ContextLogic submitted a registration statement on Form S-1 to the SEC in connection with a rights offering to existing stockholders to purchase up to 14,375,000 shares of common stock at an exercise price of $8.00 per share representing potential proceeds of approximately $115 million if fully subscribed. The rights were attached to the underlying common shares and traded together during the offering period under the temporary ticker LOGCD. The rights offering was intended to raise up to $115 million and support the financing of the Transaction. The rights offering was intended to close immediately prior to the acquisition of Parent Holdings and was not contingent on completion of the Transaction. To support the transaction financing, ContextLogic entered into multiple backstop agreements that obligate certain investors to purchase securities if the rights offering is undersubscribed. The registration statement was accepted on January 20, 2026.

On February 26, 2026, ContextLogic completed the acquisition of the Company for a purchase price of approximately $907.5 million, subject to customary adjustments, including for cash, debt, and net working capital, which comprised of approximately $582.3 million in cash consideration (including, among other sources, the use of approximately $212.6 million in net borrowing proceeds from term loans and approximately $115.0 million in proceeds from the rights offering) and approximately $325.2 million in equity rollover consideration. The Company is in the process of evaluating and measuring the identifiable assets acquired, liabilities assumed, and any resulting goodwill in accordance with ASC 805, Business Combinations. Due to the timing of the closing relative to the issuance of the Company’s consolidated financial statements, the initial accounting for the business combination has not yet been completed, including the preliminary allocation of the purchase price, valuation of acquired intangible assets, and the determination of fair value adjustments, are still being finalized.